TENNENBAUM CAPITAL PARTNERS, LLC
                          2951 28TH STREET, SUITE 1000
                         SANTA MONICA, CALIFORNIA 90405





                             As of October __, 2006

General Motors Trust Company,
as Trustee for GMAM Investment Funds Trust II
767 Fifth Avenue
New York, New York  10153

Dear Sir/Madam:

            This letter agreement will confirm our discussions and set forth the terms of the agreement (the "Agreement") between General Motors Trust Company, as Trustee for GMAM Investment Funds Trust II (the "Purchaser"), Tennenbaum Capital Partners, LLC ("TCP"), Tennenbaum Opportunities Fund V, LLC (the "Fund") and, solely for purposes of the third sentence of paragraph 6 below, General Motors Investment Management Corporation ("GMIMCO"), in connection with an investment in common shares (the "Common Shares") of the Fund by the Purchaser. This letter agreement shall be governed by and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within that jurisdiction.

1. TCP Duties and Obligations. TCP agrees to use its reasonable best efforts to operate the Fund in conformance with the Investment Company Act of 1940 and the applicable rules promulgated thereunder (the "1940 Act").

2. TCP Investment. TCP and/or its affiliates will, prior to the date hereof, commit to invest at least $20 million in Common Shares of the Fund .

3. Directors. Subject to and to the extent permitted by applicable law, if any Director sitting on the Board of Directors of the Fund is an affiliate of TCP (including, for the avoidance of doubt, Michael E. Tennenbaum) and if the Fund issues any preferred stock, each such Director shall be designated as a Director to be elected by the holders of the


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General Motors Trust Company,
as Trustee for GMAM Investment Funds Trust II
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      preferred shares of the Fund, to the extent the 1940 Act requires the holders of preferred shares to have the right to elect Directors of the Fund.

4. Transfers. Notwithstanding any provision of the Subscription Agreement relating to the Purchaser's commitment to purchase Common Shares (the "Subscription Agreement") or the Amended and Restated Operating Agreement of the Fund (the "Operating Agreement") to the contrary, the Purchaser and any transferee permitted hereunder may at any time and from time to time (i) assign all or a portion of its rights and obligations under the Subscription Agreement to any of the Purchaser's affiliates (each, a "GMAM Affiliate"), to a successor trust or a successor trustee (together with a GMAM Affiliate, a "Permitted Transferee"), (ii) transfer all or a portion of its Common Shares to any Permitted Transferee, (iii) assign all or a portion of its rights and obligations under the Operating Agreement (including its obligations with respect to Capital Contributions (as defined in the Operating Agreement) pursuant to Section 7 of the Operating Agreement) to any Permitted Transferee, and (iv) assign all or a portion of its rights and obligations under this Agreement to any Permitted Transferee, in each case in accordance with the applicable provisions of Section 11 of the Operating Agreement; provided, that (x) the condition set forth in Section 11.2(a)(i) of the Operating Agreement need not be satisfied, (y) the assignee or transferee has the financial capacity to fund any remaining Capital Contributions required to be made by it and (z) the assignee or transferee acknowledges that it is bound by the Operating Agreement as modified by this letter. A Permitted Transferee will become a Substituted Member (as defined in the Operating Agreement) without Fund consent following any transfer of Common Shares to such Permitted Transferee pursuant to the terms of this paragraph 4.

5. Offering Memorandum. TCP represents to the Purchaser that the Private Placement Memorandum, attached hereto as Exhibit A as supplemented by a supplement thereto dated October 4, 2006 (the "Offering Memorandum"), relating to the offering of the Common Shares does not, as of the date hereof, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6. Investment Committee. At the request of the Purchaser, one representative designated by the Purchaser will be entitled to advance notice of, and to attend as an observer (in person or by telephone) of, all meetings of the Investment Committee for the Fund (as described in the Offering Memorandum relating to the Common Shares). Such representa tive shall be concurrently provided with any information, documents and reports provided to members of the Investment Committee that such representative shall request, but shall not be a member of the Investment Committee and shall not have the right to vote with respect


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General Motors Trust Company,
as Trustee for GMAM Investment Funds Trust II
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      to any matter that comes before the Investment Committee. GMIMCO acknowledges, and shall cause such individual to acknowledge, to the Fund that (i) any such information is confidential and shall not be disclosed to any other person, including any other affiliated person (including individuals) of the Purchaser or a GMAM Affiliate, or used by such individual for any purpose other than monitoring the Purchaser's investment in the Fund and (ii) GMIMCO and such individual are subject to any confidentiality agreements entered into by TCP or the Fund. The rights granted to the Purchaser in this paragraph are subject to applicable law and regulatory developments, and may be revoked in part or in total at the option of the Fund or TCP if either of such entities reasonably determines that the revocation of such rights is necessary or appropriate in order for the Fund or TCP to comply with applicable law and/or regulatory developments thereunder; provided, however, that in such case the Fund will work with the Purchaser to give to a representative thereof access to similar information in a manner that is not in violation of applicable law. In addition, for so long as any representative of the Purchaser is designated to be able to receive notice of and attend meetings of the Investment Committee for the Fund as provided for in this paragraph, any such person agrees to be treated as an "access person" under the Consolidated Code of Ethics of the Fund, Special Value Opportunities Fund, LLC, Special Value Expansion Fund, LLC, Special Value Continuation Fund, LLC, Special Value Continuation Partners, LP and TCP (the "Code of Ethics") to the same extent as Directors of the Fund who are not interested persons of the Fund or TCP and to provide to the Fund a duplicate of all reports provided by such person to GMIMCO under GMIMCO's code of ethics; provided that such person shall no longer be considered an "access person" under the Code of Ethics, and shall not be obligated to comply with the provisions thereof or the foregoing additional reporting requirement, after the six-month period beginning on the date that such person ceases to be so designated.

7. Additional Funds. TCP agrees that neither it nor its affiliates will establish another investment fund or open an additional account for a client which, in either case, primarily utilizes the same strategies as the Fund until the Fund's drawdown period shall have ended.

8. Distribution Undertaking. The Fund will use reasonable best efforts to avoid any imposition of tax under Section 541 of the Internal Revenue Code of 1986, as amended.

9. No Permanent Establishment. The Fund shall not open or maintain an office in any jurisdiction outside the United States without obtaining the written opinion of reputable local counsel that such office will not cause the Purchaser, solely as a result of the Purchaser's holding of Common Shares, to be required to either (i) file income tax returns in such jurisdiction or (ii) pay tax in such jurisdiction with respect to the Purchaser's income other



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General Motors Trust Company,
as Trustee for GMAM Investment Funds Trust II
----------------------
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      than income from the Fund. The Fund shall also obtain a similar written opinion prior to the Fund's making an investment in any entity organized or operating in a jurisdiction that would, in the opinion of the Fund or its counsel, treat the Fund as a flow-through or fiscally transparent entity for purposes of its income tax laws.

10. Corporate Taxation. The Fund has elected, or will elect, effective as of the date hereof, pursuant to Treasury Regulation Section 301.7701-3(c), to be classified as an association taxable as a corporation for U.S. federal tax purposes.

11. Reports. The Fund will report to the Purchaser the performance and net asset value of the Common Shares on at least a monthly basis.

12. Distributions. In the event of the liquidation of the Fund, the Fund will not make any non pro rata distribution of a security in kind unless both (i) the Board of Directors of the Fund has approved such distribution as being fair and reasonable to holders of Common Shares and (ii) either no holder of Common Shares, including the Purchaser, whose Capital Commitment to the Fund exceeded $10 million shall have received less than 75% or more than 125% of such holder's pro rata share of such distribution or at least two-thirds of the Common Shares shall have approved such distribution.

13. Remedies on Default. Solely because of inconsistencies between the requirements of the Employee Retirement Income Security Act of 1974 and the provisions of Section 7.1(d)(iii), (iv) and (v), the Fund will not seek to enforce Section 7.1(d)(iii), (iv) or (v) against the Purchaser in the event of a default by the Purchaser in satisfying its Capital Commitment.

14. Other Side Letters. Each of the Fund and TCP agrees that if it provides to another investor in the Fund variations from or benefits in addition to the terms of the Operating Agreement, the Offering Memorandum or the Investment Management Agreement that in the aggregate could reasonably be construed to be more favorable than those provided by it to the Purchaser under this Agreement and that would be applicable to the particular circumstances and status of the Purchaser, the Fund and/or TCP, as applicable, will offer such variations and benefits to the Purchaser.

15. Litigation. To the best of TCP's knowledge, there is not pending or threatened any action, suit, proceeding, inquiry or investigation, to which TCP is a party, or to which the property of TCP is subject, before or brought by any court or governmental agency or body, domestic or foreign, which might reasonably be expected to result in a material adverse change to the financial condition or earnings of TCP or to materially and adversely affect the properties or assets of TCP or to materially impair or adversely affect the ability of TCP to function as an investment adviser or perform its obligations under the Operating Agreement



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General Motors Trust Company,
as Trustee for GMAM Investment Funds Trust II
----------------------
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      and the Investment Management Agreement. To the best of TCP's knowledge, there is not pending or threatened any action, suit, proceeding, inquiry or investigation to which the Fund is a party or to which the property of the Fund is subject, before, or brought by any court or governmental agency or body, domestic or foreign.

16.         Other Representations, Warranties and Covenants.

                  a. The Fund will comply with the undertakings and agreements contained in the Operating Agreement and subscription agreements as they relate to the offer, sale and transfer of Common Shares.

                  b. TCP represents that each purchaser of the Common Shares has received, or will receive, a copy of the Offering Memorandum prior to the confirmation of the sale of the Common Shares.

17. Implementation of Partnership. The Purchaser hereby approves the investment management agreement between Tennenbaum Opportunities Partners V, LP and TCP and the co-management agreement among such partnership, TCP and Babson Capital Management LLC and the related terms of performance compensation set forth in the Partnership Agreement of the partnership, all in the form provided to the Purchaser, on the understanding that the Fund will utilize the partnership only if use of the Series S Preferred Share does not appear to the Investment Manager to be viable. In connection with the foregoing, the Fund and TCP represent and warrant that in the event the Fund utilizes the partnership to hold the assets of the Fund (as opposed to the Fund holding the assets and issuing the Series S Preferred Share ("Alternative 1")), the Purchaser will have the same economic terms and effectively equivalent substantive rights as the Investor would have had if Alternative 1 had been utilized and such structure will not, except to the extent of the Purchaser's share of incremental administrative expense, adversely impact the Purchaser. In particular TCP represents and warrants that the profit allocation payable to it or an affiliate under the Partnership Agreement will not exceed the distributions that would be payable to it or such affiliate in respect of the Series S Preferred Share under Alternative 1.

18. Conflicts. This Agreement supplements the Operating Agreement and the Subscription Agreement, and to the extent of any conflict between such documents and this Agreement, the terms hereof shall control. In all other respects, the terms of the Operating Agreement and/or the Subscription Agreement shall control.

19. Entire Agreement. Subject to the provisions of Section 18 above, this Agreement represents the entire agreement between TCP, the Fund and the Purchaser with respect to the



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General Motors Trust Company,
as Trustee for GMAM Investment Funds Trust II
----------------------
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      matters contained herein and supercedes all prior arrangements and discussions between TCP, the Fund and the Purchaser with respect to such matters.
















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General Motors Trust Company,
as Trustee for GMAM Investment Funds Trust II
----------------------
Page 7



                                            Very truly yours,


                                            TENNENBAUM CAPITAL PARTNERS, LLC


                                            By:
                                               --------------------------------
                                               Name:
                                               Title:

                                            TENNENBAUM OPPORTUNITIES FUND V, LLC


                                            By:
                                               --------------------------------
                                               Name:
                                               Title:







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General Motors Trust Company,
as Trustee for GMAM Investment Funds Trust II
----------------------
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Accepted and Agreed to as of October __, 2006

General Motors Trust Company,
as Trustee for GMAM Investment Funds Trust II, solely for the benefit of Pool GFIP-103*


By:
    --------------------------------
Name:
Title:



Accepted and Agreed to as of October __, 2006

General Motors Investment Management Corporation, solely for purposes of the third sentence of paragraph 6 hereof



By:
    --------------------------------
Name:
Title:





* TCP and the Fund acknowledge and agree that in the event of any claim whatsoever or howsoever made by TCP or the Fund against General Motors Trust Company, as Trustee for GMAM Investment Funds Trust II ("GM") in connection with GM's investment in the Fund, such parties' recourse to GM shall be limited and attributable solely to the assets of pool GFIP-103 and upon exhaustion of such assets, such party shall have no further recourse against GM; provided, however, that GM confirms that it will not exhaust the assets of pool GFIP-103 solely to avoid its obligations to TCP or the Fund or to avoid any liability it might have to TCP or the Fund in connection with such pool's investment in the Fund. Furthermore, TCP and the Fund acknowledge and agree that any and all benefits accruing to GM in connection with GM's investment in the Fund shall inure solely to pool GFIP-103, and not to GM generally.